Exhibit 99.1

InVivo Therapeutics Announces Topline Data from Pivotal INSPIRE 2.0 Study in Acute Spinal Cord Injury

Study did not achieve primary endpoint of defined improvement on standard impairment scale

InVivo to evaluate full data set and strategic options for the company

CAMBRIDGE, Mass – March 9, 2023 – InVivo Therapeutics Holdings Corp. (Nasdaq: NVIV), a research and clinical-stage biomaterials and biotechnology company with a focus on the treatment of spinal cord injuries (SCI), today announced topline results from the company’s INSPIRE 2.0 study, which was designed to evaluate the safety and probable benefit of InVivo’s investigational Neuro-Spinal Scaffold™, a bioresorbable scaffold-based device in development for patients with acute SCI. The study did not meet its primary endpoint, which was assessed by the proportion of treated patients achieving an improvement of at least one American Spinal Injury Association (ASIA) Impairment Scale (“AIS”) grade at six months post-scaffold implantation, versus a control group that received standard of care surgery.

“We are disappointed by the outcome of this study as treatments for spinal cord injury are so urgently needed and we know many in the SCI patient and advocate community wait in hope for therapeutic options. We have rigorously pursued the science and believe that, upon full assessment, the INSPIRE 2.0 data set will provide a significant addition to the clinical literature around the treatment of SCI,” said Richard Toselli, M.D., InVivo’s President and Chief Executive Officer. “I extend our deepest thanks to our patients and clinical sites who have supported InVivo’s work to bring our science to patients, and the InVivo team who have tirelessly pursued our mission.”

InVivo management will conduct a full assessment of the study data set and plans to share its findings in full in a peer-reviewed medical venue at a later date. The company will also evaluate its strategic options and provide an update on corporate direction when appropriate.

About InVivo Therapeutics

InVivo Therapeutics is a clinical-stage biomaterials and biotechnology company with a focus on the treatment of spinal cord injuries. The company was founded in 2005 with proprietary technology co-invented by Robert Langer, Sc.D., and Joseph P. Vacanti, M.D. InVivo is headquartered in Cambridge, MA. For more details, visit www.invivotherapeutics.com.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of the federal securities laws. These statements can be identified by words such as “believe,” “anticipate,” “intend,” “estimate,” “will,” “may,” “should,” “expect” and similar expressions, and include statements regarding the company's assessment of the full INSPIRE 2.0 data set and evaluation of strategic options. Any forward-looking statements contained herein are based on current expectations and are subject to a number of risks and uncertainties. Factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to its ability to identify strategic options and other risks identified and described in more detail in the company's Annual Report on Form 10-K for the year ended December 31, 2022, and in other filings that the company may make with the Securities and Exchange Commission in the future. The company does not undertake to update these forward-looking statements.

Contacts

Investors:
Bret Shapiro, Managing Partner
CORE IR
brets@coreir.com
(516) 222-2560

Media:
Tyler Reilly
Ten Bridge Communications
tyler@tenbridgecommunications.com
(617) 640-3595